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                               INTELLICORP, INC.
                        AMENDMENT TO EMPLOYMENT AGREEMENT


        THIS AMENDMENT TO THE EMPLOYMENT AGREEMENT (the "AMENDMENT") is effective as of December 27, 2000 by and among IntelliCorp, Inc., a Delaware corporation (the "COMPANY") and Kenneth H. Haas (the "EMPLOYEE").

        A. The Employee and the Company have previously entered into an Employment Agreement dated October 30, 1991 (the "EMPLOYMENT AGREEMENT") to provide for the terms of employment between the Company and the Employee.

        B. The Company and the Employee now wish to amend the Employment Agreement on the terms and subject the conditions set forth herein.


        THE PARTIES AGREE AS FOLLOWS:

        1. At the request of the Board of Directors of the Company, the Employee shall relinquish his title as the Chief Executive Officer of the Company and thereafter be employed by the Company under the Employment Agreement (as amended hereby) holding the position of Chairman of the Board of Directors of the Company, which shall be an officer and a full time position with the Company. Employee shall report to the Company's Board of Directors. The Company agrees that any rights of the Employee to receive payments contemplated by Section 5.3 of the Employment Agreement as a result of Section 5.1(b)(ii)(x) which arise by Employee's relinquishing his position as the Chief Executive Officer are not waived by accepting employment as a full time Chairman of the Board of Directors of the Company.

        2. The Company and the Employee agree that an option to purchase 100,000 shares granted on December 27, 2000 (the "December Option") is amended as follows: In the event the Employee's employment is terminated "other than for cause" or by "voluntary termination", as defined in Section 5.1(b) and (c), respectively, of the Employment Agreement, the Company's right of repurchase with respect to the shares issuable upon exercise of the December Option shall immediately expire with respect to 100% of such shares. For purposes of clarification of Section 5 of the Employment Agreement, "termination" shall also be deemed to have occurred (1) if and when Employee's employment has been reduced to less than one day or less than eight hours per week, or if and when Employee is no longer an officer of the Company; and (2) irrespective of the fact that Employee may remain a Board member of the Company or a consultant to the Company, and solely for purposes of this paragraph 2 and the Company's right of repurchase of such shares, irrespective of the fact that Employee may be receiving severance at the time.

        3. Notwithstanding any provisions of the Company's 1982 Stock Option Plan and 1991 Stock Option Plan, (i) in accordance with actions that have been taken by the Company with respect to a group of officer and non-officer employees, an option to purchase 100,000 shares granted on November 5, 1991 and repriced on November 12, 1992 ("November Option") and an option to purchase 95,000 shares granted on May 3, 1993 ("May Option) are amended to provide for extension of the option term until May

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31, 2004, and (ii)the term of all options to purchase common stock of the
Company previously granted to Employee (the "Options") shall extend to the original term of such Options, as amended. If Employee's employment is terminated "other than for cause" or by "voluntary termination", as defined in
Section 5.1(b) and (c), respectively, of the Employment Agreement, the Employee shall, notwithstanding such termination, have the right to exercise such Option until the end of the Option term, as amended. Solely to the extent necessary to effect the foregoing amendments of the Options, the Company's 1982 Stock Option Plan and 1991 Stock Option Plan are being amended.

        4. During any period covered by severance under the Employment Agreement, which period shall extend until the twelve months following the date the lump sum severance payment is made to the Employee, Employee shall also be entitled to receive full continuation of health and disability benefits, paid by the Company either directly or by reimbursement of payments made by Employee pursuant to COBRA.

        5. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing in this Amendment is intended to confer upon any person other than the parties hereto and their respective successors and permitted assigns any rights or remedies whatsoever.

        6. This Amendment may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.

        7. This Amendment amends and replaces only the provisions of the Agreement relating to Employee's stock options and termination provisions as specifically provided herein. All other terms and provisions of the Agreement shall remain in full force and effect.

        8. This Amendment shall be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into and to be performed entirely within the State of California by residents of the State of California.


        IN WITNESS WHEREOF, the parties have executed this Amendment to Employment Agreement as of the date first above written.

COMPANY:                                    INTELLICORP, INC.


                                            By:
                                               ---------------------------------
                                            Name:
                                                 -------------------------------
                                            Title:
                                                  ------------------------------

EMPLOYEE:
                                            ------------------------------------
                                            Kenneth H. Haas